Exhibit 99.1

News Release

Contact: Bruce Russell

Russell Communications Group
(310) 559-4955 x101
brucerussell@ruscom.com

Nasdaq Extends Cyanotech Listing Compliance Period to November 27, 2006

KAILUA KONA, Hawaii (May 31, 2006) — Cyanotech Corporation (Nasdaq Capital Market: CYAN), a world leader in producing high-value nutrition and health products from microalgae, reported today that Nasdaq, in a letter dated May 31, 2006, has provided an additional 180 calendar day compliance period, or until November 27, 2006, to regain compliance for listing on the Nasdaq Capital Market. The Company had been notified on December 1, 2005 that it did not comply with Marketplace Rule 4310(c)(4) and had been provided 180 calendar days, or until May 30, 2006, to regain compliance. If, at anytime before November 27, 2006, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, Nasdaq will provide written notification that the Company complies with the rule.

About Cyanotech  — Cyanotech Corporation, a world leader in microalgae technology, produces BioAstin® Natural Astaxanthin and Hawaiian Spirulina Pacifica®—all natural, functional nutrients that enhance human health and nutrition, providing significant antioxidant, anti-inflammatory and immune response benefits. NatuRose® Natural Astaxanthin is a natural pigment source that also promotes animal health and nutrition, primarily in aquaculture. Phycobiliproteins are fluorescent pigments used in medical diagnostic testing and research. Cyanotech produces these products from microalgae grown at its 90-acre facility in Hawaii using patented and proprietary technology and distributes them to nutritional supplement, nutraceutical, cosmeceutical, and animal feed makers and marketers in more than 40 countries worldwide. Cyanotech was the first microalgae company in the world to obtain ISO 9001:2000 certification. Visit www.cyanotech.com for more information.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Except for statements of historical fact, the statements in this press release are forward-looking. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include, but are not limited to, general economic conditions, forecasts of sales in future periods, changes in sales levels to our largest customers, weather patterns, production problems caused by contamination, risks associated with the acceptance of new products, competition, foreign exchange fluctuations, government regulation, and other factors more fully detailed in the Company’s recent Form 10-Q and annual form 10-K filings with the Securities and Exchange Commission.

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73-4460 Queen Kaahumanu Highway, #102  ~  Kailua-Kona, Hawaii 96740
(808) 326-1353  fax (808) 329-3597  ~ www.cyanotech.com